                                               Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-50697
                                Sonic Solutions

                          PROSPECTUS SUPPLEMENT NO. 2

  On February 3, 4, 5, 8 and 9, 1999, the Company issued to the Selling Stockholder a total of 42,672 shares of Common Stock of the Company (the "Shares") by way of conversion of 42,500 shares of Series C Preferred Stock which such Selling Stockholder acquired pursuant to a Private Securities Subscription Agreement between the Company and the Selling Stockholder dated as of March 31, 1998 (the "Subscription Agreement"). The attached Prospectus dated April 29, 1998 (the "Prospectus"), relates to the resale of the Shares. Also attached is the previous prospectus supplement to the Prospectus dated November 5, 1998. See "Selling Stockholders" in the Prospectus which is hereby updated by this Prospectus Supplement, as follows:

                              SELLING STOCKHOLDER

  The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock by the Selling Stockholder as of February 11, 1999. Because a Selling Stockholder may sell some or all of the Shares offered hereby, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares, no estimate can be given as to the actual amount of Shares that will be held by the Selling Stockholder after completion of such distribution. See "Plan of Distribution".

                                  Common Stock                          Common Stock
                               Beneficially Owned                    Beneficially Owned
                              Prior to Offering(1)                     After Offering
                              ------------------------- Common Stock -----------------------
                               Number      Percent(2)    to be sold  Number      Percent(2)
                              ------------ ------------ ------------ ---------   -----------
Hambrecht & Quist Guaranty..       377,245          4%     42,672           --            --
 Finance, LLC
 One Bush Street
 San Francisco, CA 94104
 TOTALS:....................       377,245          4%     42,672           --            --

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(1) In addition to the Shares, the Selling Stockholder is deemed to beneficially own (i) the 294,038 shares of Common Stock issuable upon conversion of the remaining number of shares of Series C Preferred Stock held by such Selling Stockholder, in accordance with the initial conversion rate applicable to such conversion, (ii) 40,100 shares of Common Stock issuable upon exercise of warrants held by such Selling Stockholder (see "Description of Capital Stock"), and (iii) 435 shares of Common Stock.
(2) Applicable percentage of ownership is based on 9,366,326 shares of Common Stock outstanding as of February 11, 1999.

  The Shares offered hereby by the Selling Stockholder were acquired by way of conversion of part of the Series C Preferred Stock which such Selling Stockholder acquired pursuant to the Subscription Agreement. Under the Subscription Agreement, the Selling Stockholder represented to the Company that it was acquiring the shares of Series C Preferred Stock from the Company without any present intention of effecting a distribution of those shares. However, in accordance with the Subscription Agreement, the Company agreed to register the underlying shares of Common Stock issuable upon conversion of the Series C Preferred Stock held by the Selling Stockholder, for resale by the Selling Stockholder to permit such resales from time to time in the market or in privately-negotiated transactions. The Company will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the rules and regulations of the Securities Act to keep it effective for a period of approximately two years.

  The Company has agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement.

                               ----------------

           The date of this Prospectus Supplement is March 5, 1999.